UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)

INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to R240.14a-12
VMware, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VMWARE, INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2013

The following information relates to the proxy statement (the “Proxy Statement”) of VMware, Inc. (the “Company”), dated April 16, 2013, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2013 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”), to be held at the Company's principal executive offices at 3401 Hillview Avenue, Palo Alto, California 94304, on Wednesday, May 29, 2013, at 9:00 a.m. local time. All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal No. 4

As disclosed in the Proxy Statement, the Company is seeking stockholder approval at the Annual Meeting for amendments to the 2007 Equity and Incentive Plan (the “Incentive Plan”) that would:

•	increase the number of shares of Class A common stock under the Incentive Plan by 13,300,000; and

•	clarify that “any subset or component of” performance goals may be used as metrics for performance based compensation awarded under the Incentive Plan.

In addition, the Company included the full text of the Incentive Plan as Appendix A to the Proxy Statement.

On May 15, 2013, the Compensation and Corporate Governance Committee of the Board (the “Committee”) approved an amendment (the “Amendment”) to the Incentive Plan, effective immediately, as follows (as so revised, the “Revised Incentive Plan”) to delete the final sentence of Section 7(a), as marked below:

“7. GENERAL PROVISIONS

(a)    Nontransferability, Deferrals and Settlements. Unless otherwise determined by the Committee or provided in an Award Term or set forth below, but in accordance with the Code and any applicable laws, Awards will not be transferable by a Grantee except by will or the laws of descent and distribution and will be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Any attempted assignment or transfer of an Award will be null and void and without effect, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such Award. The Committee may permit Grantees to elect to defer the issuance of shares of Stock or the settlement of Awards in cash under such rules and procedures as established under the Plan to the extent that such deferral complies with Section 409A of the Code and any regulations or guidance promulgated thereunder. ~~Notwithstanding the foregoing but subject to applicable law, the Committee in its sole discretion may grant transferable NQSOs that, upon becoming fully vested and exercisable, may be transferred to a third-party pursuant to an auction process approved or established up by the Company.~~"

The Committee has never granted any transferable NQSOs (as defined in the Revised Incentive Plan) pursuant to the authority granted by the language deleted from Section 7(a) of the Incentive Plan, and the Committee does not believe it is necessary to retain the flexibility to grant transferable NQSOs under the Incentive Plan in the future. Accordingly, the Committee determined that it was in the best interests of the Company and its stockholders to approve the Amendment, and the Company is seeking stockholder approval at the Annual Meeting of the Revised Incentive Plan as described in this Supplement and in the Proxy Statement.

Any vote previously entered, either by mailing a proxy card, over the Internet or by telephone, “FOR” or “AGAINST” the Incentive Plan will be counted as a vote “FOR” or “AGAINST” the Revised Incentive Plan, respectively. If you have already returned your proxy card or voted your proxy over the Internet or by telephone, and would like to change your vote on any matter, you may revoke your proxy by (1) following the instructions on the notice of Internet availability and entering a new vote by mail, over the Internet or by telephone before the Annual Meeting, or (2) attending the Annual Meeting and voting in person. If you hold your shares through a broker, bank, or other nominee, you must contact them in order to find out how to change your vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN.
This Supplement is first being released to stockholders on or about May 17, 2013 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By order of the Board of Directors
/s/ S. DAWN SMITH
S. DAWN SMITH
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Palo Alto, California
May 17, 2013